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                                                                      EXHIBIT 2

This AGREEMENT for sale and transfer of share is signed by and between;

AHMED I. AL-MUSBAHI with service address at Al Musbah Trading Centre, Jedah, Saudi Arabia;

and

CORE SHETH FAMILIES ("CSF") represented by Kirit Sunderlal Sheth with service address at 6th Floor Standard Chartered Building, Dubai, UAE;

WHEREAS the CSF own a majority interest in Tristar Corporation, San Antonio, Texas, USA (NASDAQ: TSAR) ("Tristar");

AND WHEREAS the CSF and Mr. Ahmed Al-Musbahi have long standing business relations as supplier and customer;

AND WHEREAS the stock owned by the CSF is unregistered stock;

Therefore the parties have recorded the following understanding:

a. CSF will sell and transfer to Mr. Ahmed Al-Musbahi 700,000 (Seven Hundred Thousand) shares of common stock of Tristar represented by the following share certificates:


                                                              CERTIFICATE
       HELD IN THE NAME OF:                   SHARES          NUMBER
       ----------------------------          --------         -----------
       Transvit Manufacturing Corp.          500,000          0552
       Starion International (BVI)            50,000          0188
       Starion International (BVI)            50,000          0189
       Starion International (BVI)            10,000          0190
       Starion International (BVI)            10,000          0191
       Starion International (BVI)            10,000          0192
       Starion International (BVI)            10,000          0193
       Starion International (BVI)            10,000          0194
       Starion International (BVI)            10,000          0195
       Starion International (BVI)            10,000          0196
       Starion International (BVI)            10,000          0197
       Starion International (BVI)            10,000          0198
       Starion International (BVI)            10,000          0199
       TOTAL ***                             700,000          ***
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b.     The shares will be transferred to either Mr. Ahmed Al-Musbahi or to his order.

c. As full and final consideration for the sale and transfer, Mr. Ahmed Al-Musbhai will pay to the CSF US$6.25 per share amounting to US$4,375,000/- (Four million three hundred and seventy five thousand only). The consideration will be net of all charges including transfer and legal charges. The consideration will be paid as under:

       o US$3,500,000/- (Three million five hundred thousand) on or before 30th April 1998.
       o      US$400,000/- (Four Hundred Thousand) on or before 31st August
              1998.
       o US$475,000/- (Four hundred seventy five thousand) on or before 31st December 1998.

This agreement is made at Dubai on the 22nd day of April 1998.



/s/ Ahmed I. Al-Musbahi                      /s/ Kirit S. Sheth
-----------------------------------          -----------------------------------
AHMED I. AL-MUSBAHI                          CORE SHETH FAMILIES
                                             (By Kirit S. Sheth)